NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES STOCK REPURCHASE PROGRAM

NEW YORK, NEW YORK (April 1, 2016) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced today that its Board of Directors has authorized a program under which the Company may repurchase up to $5,000,000 of its outstanding common stock from time to time in privately negotiated transactions. Purchases under the stock repurchase program are expected to begin after Griffin’s 2016 Annual Meeting of Stockholders scheduled for May 10, 2016. The stock repurchase program will expire on May 10, 2017. The amount and timing of purchases under the stock repurchase program will be dependent on market and other conditions. “Griffin’s management is confident in the strength of the Company’s real estate assets, operations and balance sheet,” said Michael S. Gamzon, Griffin’s President and Chief Executive Officer. “The Board of Directors believes this stock repurchase program represents a good use of a portion of Griffin’s funds while we continue to invest our capital in long-term growth opportunities and enhance stockholder value.  Additionally, the repurchase program may potentially serve to help offset future dilution from the exercise of stock options.” The stock repurchase program does not obligate Griffin to repurchase any shares and may be suspended at any time at management’s discretion. Griffin currently has 5,152,708 shares of common stock outstanding.

Forward-Looking Statements:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated timing of purchases under the stock repurchase program, Griffin’s long-term growth, potential enhancement of stockholder value and offsetting future dilution from the exercise of stock options. Although Griffin believes that its plans, intentions and expectations are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The estimates on which the assumptions are based, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied. Important factors that could affect the outcome of the events set forth in these statements include the risk that purchases under the stock repurchase program will not begin in the timeframe expected by the Company, or at all, and the risks described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any estimates as a result of developments occurring after the date of this press release except as required by law.